Michael A. Littman
                                 Attorney at Law
                                7609 Ralston Road
                                Arvada, CO 80002
                                 (303) 422-8127
                               (303) 431-1567 Fax


                                December 16, 2010




Mr. Donald F. Delaney
Securities and Exchange Commission
Division of Corporation Finance
100 F. St. NE
Washington, DC 20549

Re:      Garner Investments, Inc.
         Form 10-K for Fiscal Year Ended December 31, 2009
         Filed March 31, 2010
         File No. 000-26317

Dear Mr. Delaney:

We are in receipt of your comment letter, dated December 15, 2010, regarding the above referenced filing. We have filed amendments to both the Annual Report on Form 10K for the year ended December 31, 2009 and the Quarterly Report on Form 10Q for the quarterly period ended September 30, 2010. We believe that these amended filings will resolve your comments.

                                                     Sincerely,

                                                     /s/ Michael A. Littman
                                                     ----------------------

                                                     Michael A. Littman



MAL:kjk

Cc:      Roy C. Smith
         Garner Investments, Inc.